Exhibit 99.1

Playtex Announces Appointment of Neil P. DeFeo as Chairman of the Board

    WESTPORT, Conn.--(BUSINESS WIRE)--March 20, 2006--Playtex Products, Inc. (NYSE:PYX), announced today the appointment of Neil P. DeFeo as the Chairman of the Board of Directors, effective immediately. Douglas D. Wheat has stepped down as Chairman, but will continue to serve on the Board as a Director, and will become a member of the Nominating and Corporate Governance Committee.
    The Board appointed Herbert M. Baum, a Director and Chairman of the Compensation and Stock Option Committee, as Lead Director. In this position, Mr. Baum will preside at executive sessions of the Board where the Chairman and CEO is not present.
    Two other Directors, Robert B. Haas and Todd D. Robichaux from Haas Wheat & Partners L.P., have indicated they would not stand for re-election to the Board at the Company's Annual Meeting in May.
    Mr. Wheat, President of Haas Wheat & Partners, L.P. said "Bobby Haas and I have been part of Playtex since 1995. We are proud of our affiliation with the Company and strongly believe it is well positioned for success into the future. I look forward to continuing to serve on the Board."
    Mr. DeFeo, current Chief Executive Officer and President stated, "We appreciate the significant leadership and contributions Doug Wheat has made for the past two years as Chairman of the Board, and we look forward to his continuing participation and support as a Director.
    Robert Haas, Chairman of Haas Wheat & Partners, L.P. is leaving the Board to pursue other interests. Mr. DeFeo said, "We are deeply grateful for Bobby's service and invaluable guidance as Chairman and Director over the past decade." Mr. DeFeo added, "The Company is appreciative of Todd Robichaux's service and the expertise he brought to the Board."

    Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of Feminine Care, Skin Care and Infant Care products, including Playtex tampons, Playtex feeding products, Diaper Genie, Banana Boat, Wet Ones and Playtex gloves.

    With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, factors detailed in the Company's reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update such information.

    CONTACT: Playtex Products, Inc.
             Laura Kiernan, 203-341-4262
             Vice President, Investor Relations